Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Hall Chadwick Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right (“Share Right”) to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination[1]	457(a)	20,700,000	$10.00	[2]	$207,000,000	$0.00015310	$31,691.70
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units	457(g)	20,700,000	-		-	$0.00015310	-	[3]
Fees to Be Paid	Equity	Share Rights included as part of the units[4]	457(g)	20,700,000	-		-	$0.00015310	-	[5]
Fees to Be Paid	Equity	Class A ordinary shares underlying Share Rights included as part of the units[4]	457(g)	2,070,000	$10.00		$20,700,000	$0.00015310	$3,169.17
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-		-	-	-
		Total Offering Amounts		22,770,000			$227,700,000		$34,860.87
		Total Fees Previously Paid		-			-		-
		Total Fee Offsets		-			-		-
		Net Fee Due							$34,860.87

[1]	Represents 18,000,000 Class A Ordinary Shares if the underwriters’ over-allotment option is not exercised and 20,700,000 Ordinary Shares if the underwriters’ over-allotment option is exercised in full.
[2]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
[3]	No fee pursuant to Rule 457(g).
[4]	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
[5]	No fee pursuant to Rule 457(g).